Exhibit 99.2

Under Armour Third Quarter 2007 Earnings Call – Brad Dickerson

Thanks Kevin. I am going to take a few minutes to provide some information around our third quarter Income Statement and Balance Sheet and then I will provide an updated outlook for the full year 2007. First, our Income Statement.

Our consolidated net revenue growth in the third quarter compared to the same period in the prior year was 46%. This was driven by a 45% combined growth in our Men’s, Women’s, and Youth apparel sales. We are continuing to see benefits of an expanded product assortment and our Good/Better/Best strategy with average selling prices in apparel up approximately 11% compared to the third quarter in 2006. Year-to-date, our consolidated net revenue grew 46%, with our apparel sales growing 41%.

We continue to see strong demand for our most mature business, our Men’s apparel. Growth in Men’s apparel for the quarter was 43% compared to 2006 and was driven by our compression, training, mountain and golf products. Year-to-date, Men’s apparel growth was 40%.

Women’s apparel growth for the quarter was 49% compared to the prior year and was primarily driven by our compression, training and our new mountain product offerings. This strong third quarter showing helped boost our Year-to-date Women’s apparel growth to 39%, an acceleration over the 31% growth we had achieved through the first half of the year.

Our Youth apparel growth for the quarter was 51% compared to the prior year, driven by our compression, training and football products. Year-to-date, Youth apparel growth was 58%.

Operating Overview

Now moving to our gross margin. For the quarter, gross margin was unchanged from the prior year quarter at 50.6%. There are a few puts and takes impacting the margin for the quarter.

•	First, as planned, beginning in 2007 we began to shift dollars previously given as customer discounts to in-store marketing in SG&A.

•	Second, growth in our Licensing and Direct to Consumer business which includes our website, catalogue, and retail outlet stores provided improvement in gross margin for the quarter.

•	These gains were offset by increased sales returns, allowance and inventory reserves in the third quarter on certain cleated footwear styles that will not carry forward to the next season.

SG&A as a percentage of net revenues for the quarter was 32.5% compared to 33.4% in the prior year. On a dollar basis, SG&A for the third quarter totaled $60.7 million, an increase of $18.0 million compared to the same period in 2006.

Within SG&A we continued to invest in our Brand by increasing investments in Marketing. Marketing costs represented 11.5% of net revenues in the quarter compared to 10.3% during the same period last year, primarily driven by higher in-store marketing investments. We had previously indicated that the marketing costs in the quarter would exceed the 10-12% range of net revenues. However, it is important to note, approximately $2 million of marketing spend previously anticipated in the third quarter will shift to the fourth quarter of 2007. This is mostly due to the timing of the installation of new concept shops, and will not affect our total planned marketing spend for the year. The increase in marketing costs combined with additional investments in our growth areas represented approximately 2/3 of the year over year dollar growth in SG&A.

Our operating income for the quarter increased to $33.8 million compared to $22.0 million in the prior year, an increase of 54%.

Operating margin for the third quarter was 18.1% compared to 17.2% in 2006.

The Effective Income Tax Rate for the quarter was 41.9% compared to 27.9% in the third quarter of the prior year. The lower rate in the prior year quarter was a result of a $2.3 million benefit from a state tax credit earned.

Our resulting Net Income for the quarter increased to $20.0 million from $16.0 million in the same period last year. Third quarter diluted earnings per share was $0.40 compared to $0.32 in the prior year.

Now to the Balance Sheet

Total cash and cash equivalents at the end of the quarter were $14.5 million compared to $44.3 million at the end of the third quarter in the prior year. This change was a result of investments in inventory and capital expenditures which I will speak about shortly.

Net Accounts Receivable increased 43%, or $38.7 million, on a year over year basis, continuing to grow at a pace below our top-line growth.

Now I’d like to discuss our inventory. As we have previously stated, our strategy is as follows:

•	Be in stock on core offerings to meet consumer demand while improving our inventory efficiency over the long term;

•	Ship seasonal product at the start of the shipping window; and

•	Earmark any seasonal excess for our 15 Outlet Stores and operate those stores at a profit.

Inventory increased $76.8 million or 102% on a year over year basis. Let me take you through the details of this increase.

First, our year over year increase in core inventory was approximately $37.0 million, or almost half the increase in total. Our core inventory represents inventory that we plan to have available for sale on a 12 month basis at full price. In the prior year we did not meet all of the consumer demand for our products in the back half of the year. As a result, in 2007, we strategically increased our safety stock levels for core items to improve our service levels to meet the anticipated consumer demand and increased productivity from our investment in fixtures and concept shops. We believe our investment in core inventory is paying off as we are seeing a significantly higher percentage of demand for core items being filled today than one year ago.

Another portion of the year over year increase was in-transit inventory. Our in-transit inventory increased by $13.1 million, or 110%, from one year ago. This was primarily a result of our strategy to increase sourcing from Asia resulting in more favorable product pricing.

And finally, the balance of the increase was driven by additional inventory needed to support our growth throughout all businesses and an 8% higher average cost per unit due to product mix.

As we move to capital expenditures we need to continue to point out that we are building the foundation for large scalable businesses. We continue to plan 2007 capital expenditures at $34 to $36 million. Year-to-date, we have spent approximately $26.2 million. These expenditures were consistent with what we have discussed in previous quarters and mostly related to infrastructure needs in our distribution facilities, in-store fixtures and concept shops, and other needs to support our continued growth.

2007 Full Year Outlook

Now moving to our updated outlook for the full year 2007.

We are raising our annual net revenue outlook to a range of $590 to $600 million, an increase of 37% to 39% compared to last year and up from our previous outlook of $580 to $590 million. This updated revenue outlook takes into effect:

•	Our strong third quarter results;

•	Current visibility that exists into our fourth quarter; and

•	Our inventory strategy, which we believe positions us to fill seasonal demand for our core products at significantly higher levels than during the prior year.

We are also raising our full year income from operations outlook to $81.5 to $83.0 million, an increase of 42% to 45% compared to last year and up from $79.0 to $81.0 million in our previous outlook.

Now let me take you through some of the detail:

First our Gross Margin. We continue to believe our gross margin will improve 20-30 bps for the full year compared to 2006. The puts and takes are consistent with what we have said in the past:

•	First, we anticipate that our higher margin Direct to Consumer business will grow at a faster rate than our overall business;

•	Second, we will have a positive benefit to our gross margins from the shift in spending from discounts to in-store marketing; and

•	Finally, a portion of these improvements will be offset by our cleated footwear business which carries margins lower than our existing apparel margins.

Related to SG&A, we believe our Marketing has a direct impact on our top line growth. As previously stated, for the full year we are planning to invest at the high end of the 10-12% range and if top-line volumes exceed our outlook we will be opportunistic with our marketing spend and invest more in planned campaigns to launch large scalable businesses. Given the increase in our expectations for our top line, balanced with our continued investment in marketing, we now expect SG&A leverage of 20-30bps for the full year.

We are forecasting our Other Income, Net to be approximately $3.1 million for the year including a year-to-date foreign currency gain of approximately $2.1 million.

We are projecting our effective tax rate for the year to increase to 41.5%.

Weighted average diluted share count in 2007 is expected to be approximately 50.0 million.

Now turning to our Balance Sheet for 2007

Based on our current visibility, we anticipate inventory at the end of 2007 to increase between 5 and 10% from the levels at the end of the third quarter. Wayne will provide more insight into our longer-term inventory strategies in a moment.

Cash Flow for 2007

Taking into account our strategic investments, including our expected investment in working capital, specifically inventory, and capital expenditures, we are expecting cash and cash equivalents to be approximately $25.0 million at the end of 2007. The $25.0 million takes into account our recent pay down of the $10.0 million in borrowings we had at the end of the third quarter. As a result, we expect at the end of the year to have full availability of our $100.0 million line of credit facility.

Now I would like to turn it over to Wayne who will take you through our preliminary view of 2008.

Under Armour Third Quarter 2007 Earnings Call – Wayne Marino

Outlook for 2008

Thank you Brad. I will now provide you with a preliminary outlook on several key elements of our business for 2008.

First, I would like to remind you that our long term growth targets remain at 20-25% for both our top and bottom lines. However, due to the strength of the Brand, the capacity to expand across categories and our ability to leverage our existing businesses, we believe our 2008 revenues and income from operations will exceed our 20-25% long term growth targets.

For 2008 our long term strategic growth initiatives remain the same:

•	First, continue to grow our Men’s and Women’s apparel business;

•	Second, enter new categories of Footwear while continuing to maintain a disciplined approach to gaining market share in existing categories; and

•	Third, build the Under Armour Brand internationally.

Complementing these growth initiatives is the appropriate distribution for the Under Armour Brand, including the opportunity we have in our Direct-to-Consumer business.

Now let me provide you with some color around 2008.

Apparel will continue to be a significant part of our business, with strong growth in both Men’s and Women’s. This growth is planned to be driven by:

•	Continued expansion of our product offerings, in the Training, Golf, Football, and Outdoor categories;

•	Strong fulfillment within our core products, which represent approximately 50% of our business;

•	Increased consumer appetite to move into better performance products increasing our ASP’s; and

•	Higher productivity within in-store concept shops that are being installed within our larger strategic accounts.

In the second quarter of 2008 we are planning to launch our Performance Trainer. Similar to our first cleated footwear launch, this will be an allocated program in the first season. With the launch of Performance Trainers we expect the year over year growth rate in our footwear category to outpace the Company’s overall growth and position us to launch into other footwear categories in 2009 and beyond.

Internationally, we will continue to focus on Western Europe, with particular emphasis on the UK, France and Germany. We continue to believe that the long term opportunity for the Under Armour brand internationally is as large as the opportunity in the U.S. and we will make the appropriate investments in people, brand and infrastructure in 2008 and beyond to reach that goal. We believe that our year over year rate of growth internationally for 2008 will outpace the Company’s overall year over year growth.

For 2008, we believe that our Direct to Consumer business, which currently includes our Website, Catalogue, Outlet stores and Full price test store, will be an important contributor to our year over year top line dollar growth and an even greater contributor to our year over year operating income growth. Our first full price retail store located in the Annapolis Mall will open in 2 days. We are excited about this new opportunity to present our brand at retail as we explore how full price stores fit into our strategy going forward.

Gross Margin:

Based on the visibility that we have today, we believe that our gross margin for 2008 will continue to show improvement as a result of:

•	Growth in our higher margin Direct to Consumer business, outpacing growth in our overall business

•

Offset in part by our anticipated growth in footwear, specifically with the launch of our Performance Trainer which will carry higher margins than our cleated footwear business, but lower margins than our existing apparel margins.

SG&A:

We believe that our marketing has a direct impact on our top line. For 2008 we are planning to invest additional dollars in key growth initiatives to tell our story and support our major launches, specifically in training. Historically we have invested between 10% and 12% of our net revenues in Marketing, and as Brad said earlier we are planning to be at the high end of that range for 2007. From a financial perspective our marketing philosophy remains the same: Continue to make $1 spend like $3. From a strategic perspective, we will continue to create our marketing message internally and cluster our initiatives in key parts of the year. Rather than trying to outspend the competition, we will continue to place our product on-field and in assorted media. For 2008 we believe that investing between 12% and 13% of our net revenues will not only support our large scalable businesses like footwear and our international business, but will further strengthen our brand’s position as the athletic brand of choice of this generation.

In 2008 we believe our strong growth in revenues will allow us to leverage our fixed costs and partially fund this investment in marketing.

Now I will walk you through our Inventory Strategy for 2008.

As Brad said earlier, our Inventory Strategy is simple:

•	First, be in stock on core offerings to meet consumer demand while improving our inventory efficiency over the long term;

•	Second, ship seasonal product at the start of the shipping window; and

•	Third, earmark any seasonal excess for our Outlet Stores and operate those stores at a profit.

In 2007 we accomplished the first part of our strategy by doubling our level of safety stock in core replenishment items that we sell year round, which resulted in improving our fill rate percentages from the low 80’s to the mid 90’s on increased demand. This strategy significantly impacted on our top line growth.

For 2008 we will continue to hold our fill rates on core inventory at these levels while we reduce our safety stock levels and drive more aggressive inventory management initiatives. We believe that by the end of 2008 we will see an improvement in our inventory efficiency, whereby top line growth should outpace inventory growth.

Capital Expenditures

Taken as a whole our Cap X investments for 2008 related to our Distribution House, Information Technology, Outlet Stores, Web Business and Office Facilities are planned similar to 2007 levels. At our year end call, I plan to provide you with more color on our capital investments for 2008 as well as more detail around seasonality and quarterly initiatives.

Lastly, we expect our effective tax rate to increase to 41.6% up from 41.5% and weighted average diluted share count in 2008 is expected to be approximately 50.5 – 51.0 million shares.

For 2008 our continued investment in infrastructure, research and development of new products and marketing to support our growth initiatives, is paramount to our long term success.

Now, Kevin, Brad and I will take your questions.